EXHIBIT 99.1

TPI Composites, Inc. Appoints Jerry Lavine as President, Transportation

SCOTTSDALE, Ariz., June 30, 2021 (GLOBE NEWSWIRE) -- TPI Composites, Inc., (TPI) (Nasdaq: TPIC) announced today that it has hired Jerry Lavine as its President, Transportation, effective June 30, 2021. In this position, Jerry will oversee the Company’s transportation business.

Jerry brings nearly 30 years of experience in the automotive industry in technical, operational and commercial roles. Jerry has recently served as a consultant to new entrant automotive manufacturers and other automotive industry participants. Prior to his role as a consultant, Jerry served as the Chief Technology Officer and President North America of Bordrin New Energy Vehicle Corporation from November 2017 to January 2021. Jerry served as Vice President, Product Development of Magna International Inc. from September 2016 to November 2017, and Executive Vice President, Chief Program Officer of Dura Automotive Systems from June 2014 to September 2016. Jerry also served in senior engineering and technical roles at Ford Motor Company for over 15 years.

Jerry holds a Master of Science degree in Management and Engineering – System Design and Management from Massachusetts Institute of Technology, a Master of Engineering degree in Mechanical Engineering – Mechanical Analysis and Design from Cornell University, and a Bachelor of Science degree in Mechanical Engineering from State University of New York at Binghamton.

Bill Siwek, TPI’s President and CEO commented, “We are pleased to welcome Jerry to TPI as our new President, Transportation. He brings nearly 30 years of automotive experience with Tier 1 Suppliers and major manufacturers to this new position and his background and leadership will help us to accelerate the growth of our transportation business.”

About TPI Composites, Inc.

TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind and transportation markets. TPI is headquartered in Scottsdale, Arizona and operates manufacturing facilities in the U.S., China, Mexico, Turkey and India. TPI operates additional engineering development centers in Denmark and Germany.

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